Exhibit 99.1

ENERGY FOCUS, INC.
Contact: John Davenport, CEO or Eric Hilliard, COO, 440-715-3300

ENERGY FOCUS, INC. REPORTS SECOND QUARTER 2007 RESULTS

SOLON, Ohio, August 8, 2007—Energy Focus, Inc. (Nasdaq: EFOI) today announced financial results for second quarter 2007 ended June 30, 2007. Financial and operating highlights include the following:

-	Consolidated total revenues of $6.7 million, a 13 percent decrease over 2006
-	EFO sales increased 57 percent to $1.5 million, year over year, and now represent 22 percent of total sales
-	Improved operating efficiencies resulted in increased gross margins (34 percent) up four points from year earlier
-	Operating expenses were reduced by $618,000, or 13 percent, from year earlier
-	Net loss for the quarter decreased to $1.87 million ($0.16 per share) compared to $2.3 million ($0.20 per share)
-	Net cash used in operating activities for the quarter ($361 thousand) declined sharply ($3.405 million) from the previous year spurred by tighter asset management

John Davenport, Energy Focus President and CEO, said, “While we are pleased with EFO gaining headway in commercial lighting usage, we are disappointed that our year to date revenues have not met plan. The increase in the number of customers where we have installed our EFO products tells us that our product line faces growing demand especially in light of expanding energy conservation measures. However, the ramping up of shipments as been slower than anticipated. We have found the lead time for volume purchases by our customers, who are primarily larger retail and hospitality industry leaders, to be considerably longer than encountered in our other business sectors.

“We are highly encouraged by the favorable acceptance of our EFO products as evidenced by the continuing sharp upward trend in sales,” Davenport continued. “We see this trend gaining momentum in the second half as more of our customers, such as Limited Brands, deploy increasing number of EFO products throughout their operations.. Sales for the quarter in our Pool Division were negatively impacted by the housing downturn. The year to year decline amounted to $720,000 (17 percent). Our sales operations outside of the United States now comprise one-third of total revenues and represent rapid growth opportunities for the company.”

“We are positioning ourselves to be a “lean and mean” company in a very competitive business environment”, Davenport added. “As announced earlier, we have taken significant steps to streamline operations, improve efficiency and increase revenues. We will intensely continue these efforts through this year and into early 2008”.

“In the past quarter we created a flat EFO organization to respond more decisively to our customers’ desires and needs,” noted Eric Hilliard, Energy Focus COO. “The commercial piece of it will report directly to me. The government piece will report to Roger Buelow, our CTO. When a commercial customer, for example, like Bath and Body Works, expresses a need, they don’t have the time for their questions to work its way through marketing, sales, engineering and production. They need and deserve their answers in ‘real time.’ The new organization idea is very simple - those functions report directly to the business leader. The idea is to be able to respond to the customer - in a fraction of the time, with much better data. Roger will make sure it works that way for government customers”

Mr. Hilliard continued, “Besides the progress we’ve been making in serving EFO accounts, it was great to see the independent data from the Southern California Edison test, released in July, validating EFO’s significant improvement in energy savings over both competing LED as well as fluorescent light products. This independently generated data is what we’ve been looking for to bring to our customers. I expect this study’s results to strengthen our sales activity to customers who are looking for high quality light output and low operating costs.”

Energy Focus, Inc. (Nasdaq: EFOI) management will host a conference call on Wednesday, August 8, 2007 at 11:30 a.m. EST (8:30 a.m. PST) to review the second quarter 2007 financial results and other corporate events, followed by a Q & A session. Dialing 1-800-507-9434 (US/Canada) or 1-706-634-5544 (International/Local) can access the call. The conference ID number is 10907728. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The conference call will also be available over the Internet at http://www.energyfocusinc.com in the Investor Relations area of the site or by going to http://www.mkr-group.com. A replay of the conference call will be available two hours after the call for the following 7 days by dialing 1-800-642-1687 (US/Canada) or 1-706-645-9291 International/Local) and entering the following pass code: 10907728. Also, an instant replay of the conference call will be available over the Internet at http://www.energyfocusinc.com as of August 15, 2007 and will remain available for one year in the Investor Relations area of the site or by going to http://www.mkr-group.com.

About Energy Focus

Energy Focus designs, develops, manufactures and markets fiber optic lighting systems for wide-ranging uses in both the general commercial and the pool and spa lighting markets. Energy Focus' EFO system, introduced in 2004, offers energy savings, heat dissipation and maintenance cost benefits over conventional lighting for multiple applications. The Company's headquarters are located at 32000 Aurora Rd., Solon, Ohio. The Company has additional offices in California, England and Germany. Telephone: 440-715-1300. Web site: http://www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the business outlook for 2007 and thereafter, future pool market sales, and the potential growth of EFO sales based upon its energy savings over LED’s and fluorescent lights. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company’s future include, but are not limited to, a slowing of the U.S. and world economy and its effects on Energy Focus’ markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Energy Focus operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Energy Focus financial results, please refer to the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2006, and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

ENERGY FOCUS, INC.
CONDENSED
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	June 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,974	$3,705
Short-term investments	6,767	12,263
Accounts receivable trade, net	4,854	6,185
Inventories, net	8,115	7,708
Prepaid and other current assets	627	324
Total current assets	25,337	30,185

Fixed assets, net	5,617	5,978
Goodwill, net	4,252	4,247
Other assets	162	182
Total assets	$35,368	$40,592

LIABILITIES
Current liabilities:
Accounts payable	$2,530	$4,202
Accrued liabilities	1,735	1,671
Credit Line borrowings	1,130	1,124
Short-term bank borrowings	814	778
Total current liabilities	6,209	7,775
Deferred tax liabilities	155	75
Long-term bank borrowings	1,627	1,862
Total liabilities	7,991	9,712

SHAREHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	54,721	53,841
Accumulated other comprehensive income	694	601
Accumulated deficit	(28.039)	(23,563)
Total shareholders’ equity	27,377	30,880
Total liabilities and shareholders’ equity	$35,368	$40,592

ENERGY FOCUS, INC.
CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Net sales	$6,704	$7,709	$11,713	$13,037
Cost of sales	4,424	5,381	7,963	9,106
Gross profit	2,280	2,328	3,750	3,931
Operating expenses:

Research and Development	675	436	1,158	891
Sales and marketing	2,328	2,609	4,948	4,853
General and administrative	1,067	1,537	2,145	2,615
Restructure Expense	89	195	89	636
Total operating expenses	4,159	4,777	8,340	8,995
Loss from operations	(1,879)	(2,449)	(4,590)	(5,064)
Other income (expense):
Other income/(expense)	35	13	42	27
Interest income/ (expense)	40	52	139	160

Loss before income taxes	(1804)	(2,384)	(4,409)	(4,877)
Benefit from (provision for) income taxes	(66)	85	(67)	136
Net loss	$(1,870)	$(2,299)	$(4,476)	$(4,741)

Net loss per share - basic and diluted	$(0.16)	$(0.20)	$(0.39)	$(0.42)

Shares used in computing net loss per share - basic and diluted	11,490	11,356	11,489	11,299